Exhibit (j)(1)

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

September 17, 2020

TIAA-CREF Funds

730 Third Avenue

New York, NY 10017-3206

Re:	TIAA-CREF Funds
(File No. 333-76651 and File No. 811-09301)

Dear Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statements of Additional Information filed as a part of Post-Effective Amendment Nos. 131 and 134 to the Trust’s Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP